Exhibit 99.1

Neonode Reports First Quarter Ended March 31, 2016 Financial Results

STOCKHOLM, SWEDEN – May 10, 2016 – Neonode Inc. (NASDAQ: NEON), the optical touch technology company, today reported financial results for the first quarter ended March 31, 2016.

Recent Highlights:

•	Revenues increased 38% compared to Q1 2015
•	Car infotainment systems revenues increased 528% to $575,000 compared to $92,000 in Q1 2015
•	4 new car models launched in Q1, bringing the total to 30
•	Printer systems revenues increased 107% to $1.3 million compared to $0.6 million in Q1 2015
•	Started initial production of AirBar sensors
•	Signed distribution agreements with Ingram Micro Europe and USA

“Our automotive business grew 33% on a quarter over quarter basis and we expect the number of cars with our technology to increase and our opportunities to continue to expand. We believe the commitment from our customers to our technology is proof that our automotive offerings are among the best and most competitive in the market place. We continue to build a solid foundation for growth. In addition to infotainment touch displays, we are expanding into new automotive applications including: gesture based input, door handle sensors, tailgate sensors, and of course our DRIVE steering wheel. We are at the beginning of what we believe will be an exciting growth period for our automotive business”, said Thomas Eriksson, Neonode CEO.

“We are rapidly expanding our presence with new sensor modules in commercial, automotive and consumer businesses. Our sensor modules will be manufactured in our fully automated production facility located in Gothenburg, Sweden. We have developed sensor modules for different applications such as printers and automotive. The first product is our AirBar for PC’s. I am happy to report that we started initial production and we are on plan to ramp to mass-production over the coming months. We entered into sales and distribution agreements with Ingram Micro for Europe and North America and intend to include Asia in the near term”, concluded Mr Eriksson.

Financial Results for the quarter ended March 31, 2016

Net revenues for the three months ended March 31, 2016 were $3.1 million compared to $2.3 million in net revenues for the three months ended March 31, 2015. Our net revenues for the three months ended March 31, 2016 include $2.5 million in license fees and $0.6 million from non-recurring engineering fees (“NRE”) compared to $1.8 million in license fees and $0.5 million from NRE for the same quarter in 2015.

The 38% increase in net revenues for the three month period 2016 as compared to the same period in 2015 is primarily due to an increase in license fees from printer and automotive customers, offset by a decrease in license fees from e-Reader customers, plus a slight increase in NRE revenues primarily from automotive customers. The final development milestone of the initial steering wheel development agreement with Autoliv was not completed as scheduled in the first quarter of 2016 and as a result our first quarter net revenues did not include the $0.5 million NRE revenue related to this development milestone.

The license fee revenue distribution per market for the first quarter 2016 is 51% for printers, 23% for automotive and 26% for e-Readers compared to 34% for printers, 5% for automotive and 61% for e-Readers in the first quarter 2015.

Gross margin was $2.5 million and $1.9 million for the three months ended March 31, 2016 and 2015, respectively. Our cost of revenues includes the direct cost of production of certain customer prototypes, costs of company employed engineering personnel and engineering consultants to complete the customer engineering design contract. Our gross margin increased in the three months ended March 31, 2016 compared to the same period in 2015 due to the increase in our license revenues. The gross margin related to our license fees is 100% and our gross margin increases as license fees as a percentage of our total revenue increase.

Operating expenses decreased 4.0% to $3.8 million for the quarter ended March 31, 2016 compared to $4.0 million for the same period last year. The 4.0% decrease is due to several factors including lower non-cash stock option expense plus lower travel and professional services expenses. The decrease in these specific operating expenses is partially offset by a lower allocation of engineering development expenses related to customer included on the balance sheet.

As a result of the factors discussed above, we recorded a net loss of $1.4 million, or $(0.03) loss per share, for the quarter ended March 31, 2016 compared to a net loss of $2.1 million, or $(0.05) loss per share for the first quarter ended March 31, 2015.

Cash and accounts receivable totaled $3.6 million at March 31, 2016 compared to $4.4 million at December 31, 2015. Common shares on a fully diluted basis totaled 45.9 million on March 31, 2016.

Conference Call Information

The Company will host a conference call Tuesday May 10, 2016 at 10AM Eastern Daylight Time (EDT) featuring remarks by, and Q&A with, Thomas Eriksson, CEO, Lars Lindqvist, CFO and David Brunton, Head of Investor Relations.

The dial-in number for the conference call is toll-free: (877) 539-0733 (U.S. domestic) or +1 (678) 607-2005 (international). To access the call all participants must use the following Conference ID: #95074877. Please make sure to call at least five minutes before the scheduled start time.

To register for the call, and listen online, please click:

http://event.on24.com/r.htm?e=1175974&s=1&k=59EB5E4FAF94C0D7AE35AF6972FF475E

For interested individuals unable to join the live event, a digital recording for replay will be available for 30 days after the call's completion – 5/10/2016 (13:00PM EDT) to 6/10/2016 (23:59PM EDT). To access the recording, please use one of these Dial-In Numbers (800) 585-8367 or (404) 537-3406, and the Conference ID #95074877.

About Neonode

Neonode Inc. (NASDAQ:NEON) develops and licenses optical interactive sensing technologies. Neonode’s patented optical interactive sensing technology is developed for a wide range of devices like automotive systems, printers, PC devices, monitors, mobile phones, tablets and e-readers. NEONODE and the NEONODE Logo are trademarks of Neonode Inc. registered in the United States and other countries. AIRBAR is a trademark of Neonode Inc. All other trademarks are the property of their respective owners.

For more information please visit www.neonode.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to expectations, future performance or future events, and product cost, performance, and functionality matters. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode’s actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements.

These risks, uncertainties, and factors are discussed under “Risk Factors” and elsewhere in Neonode’s public filings with the U.S. Securities and Exchange Commission from time to time, including Neonode’s Annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today’s date, and Neonode undertakes no duty to update or revise them.

© 2016, Neonode Inc. All rights reserved. Neonode is a registered trademark of Neonode Inc.

For more information, please contact:

Investor Relations:

David Brunton

Email: david.brunton@neonode.com

CFO

Lars Lindqvist

E-mail: lars.lindqvist@neonode.com

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NEONODE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	March 31,	December 31,
	2016	2015
ASSETS	(Unaudited)	(Audited)
Current assets:
Cash	$2,940	$3,082
Accounts receivable, net	648	1,346
Projects in process	122	158
Prepaid expenses and other current assets	1,106	747
Total current assets	4,816	5,333

Property and equipment, net	673	594
Total assets	$5,489	$5,927

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,232	$965
Accrued payroll and employee benefits	1,102	932
Accrued expenses	369	382
Deferred revenues	1,936	1,475
Current portion of capital lease obligation	59	57
Total current liabilities	4,698	3,811

Capital lease obligation, net of current portion	278	283
Total liabilities	4,976	4,094

Commitments and contingencies

Stockholders’ equity:
Series B Preferred stock, 54,425 shares authorized with par value $0.001 per share; 83 shares issued and outstanding at March 31, 2016 and December 31, 2015. (In the event of dissolution, each share of Series B Preferred stock has a liquidation preference equal to par value of $0.001 per share over the shares of common stock)	—	—
Common stock, 70,000,000 shares authorized with par value $0.001 per share; 43,817,151 and 43,805,586 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	44	44
Additional paid-in capital	175,618	175,504
Accumulated other comprehensive income	11	46
Accumulated deficit	(175,116)	(173,749)
Total Neonode Inc. stockholders’ equity	557	1,845
Noncontrolling interests	(44)	(12)
Total stockholders' equity	513	1,833
Total liabilities and stockholders’ equity	$5,489	$5,927

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NEONODE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2016	2015

Net revenues	$3,132	$2,263
Cost of revenues	595	338
Gross margin	2,537	1,925

Operating expenses:
Product research and development	1,949	1,579
Sales and marketing	816	850
General and administrative	1,060	1,562

Total operating expenses	3,825	3,991
Operating loss	(1,288)	(2,066)

Other expense:
Interest expense	3	4
Other expense, net	41	-
Total other expense	44	4

Loss before provision for income taxes	(1,332)	(2,070)

Provision for income taxes	67	2
Net loss including noncontrolling interests	(1,399)	(2,072)
Less: Net loss attributable to noncontrolling interests	32	-
Net loss attributable to Neonode Inc.	$(1,367)	$(2,072)

Loss per common share:
Basic and diluted loss per share	$(0,03)	$(0.05)
Basic and diluted – weighted average number of common shares outstanding	43,810	40,455

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NEONODE INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

(Unaudited)

	Three months ended March 31,
	2016	2015

Net loss	$(1,399)	$(2,072)
Other comprehensive income (loss):
Foreign currency translation adjustments	(35)	2
Comprehensive loss	(1,434)	(2,070)
Less: Comprehensive income (loss) attributable to noncontrolling interests	32	-
Comprehensive loss attributable to Neonode Inc.	$(1,402)	$(2,070)

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NEONODE INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three months ended March 31,
	2016	2015
Cash flows from operating activities:
Net loss (including noncontrolling interests)	$(1,399)	$(2,072)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Stock-based compensation expense	114	598
Loss on disposal of property and equipment	41	-
Depreciation and amortization	57	51

Changes in operating assets and liabilities:
Accounts receivable	697	(935)
Projects in process	36	(417)
Prepaid expenses and other current assets	(325)	(58)
Accounts payable and accrued expenses	339	502
Deferred revenues	461	746
Net cash provided by (used in) operating activities	21	(1,585)

Cash flows from investing activities:
Purchase of property and equipment	(156)	(3)
Net cash used in investing activities	(156)	(3)

Cash flows from financing activities:
Principal payments on capital lease obligation	(15)	(14)
Net cash used in financing activities	(15)	(14)

Effect of exchange rate changes on cash	8	(74)

Net decrease in cash	(142)	(1,676)
Cash at beginning of period	3,082	6,129
Cash at end of period	$2,940	$4,453

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$7	$2
Cash paid for interest	$3	$4

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